Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-87153, 333-89308, 333-123712 and 333-172127) pertaining to the1999 Stock Option Plan, the 2005 Equity Compensation Incentive Plan and the 2011 Incentive Plan of Enzo Biochem, Inc., and;

(2) Registration Statement (Form S-3 No. 333-190321) of Enzo Biochem, Inc.;

of our report dated October 15, 2012, with respect to the consolidated financial statements and schedule of Enzo Biochem, Inc. for the year ended July 31, 2012 related to the consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year ended July 31, 2012, included in this Annual Report (Form 10-K) of Enzo Biochem, Inc. for the year ended July 31, 2014.

/s/ Ernst & Young LLP

Jericho, New York
October 9, 2014